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                                                                    EXHIBIT 23-C


                              RICHARD W. ROBERSON



August 26, 1997


Board of Directors
Priority Healthcare Corporation
10333 North Meridian Street
Indianapolis, IN 46290

Gentlemen:

          I have reviewed the Registration Statement on Form S-1 relating to the Initial Public Offering of Class B Common Stock of Priority Healthcare Corporation and hereby consent to be named as a director of Priority Healthcare Corporation upon completion of its Initial Public Offering and to the references to me under the heading "Management" in such Registration Statement.


                                       Very truly yours,

                                       /s/ Richard W. Roberson

                                       Richard W. Roberson